Release Date
November 6, 2024

Southwest Gas Holdings, Inc. Reports Third Quarter 2024 Financial Results;
Expects Utility Net Income Within Top Half of Guidance Range
Delivers Strong Utility Earnings with 9% Year-to-Date Earnings Growth Year-over-Year
Utility Files California Rate Case; Advances Arizona Rate Case
Margin Improvement From Nevada Rate Case Outcome
LAS VEGAS – November 6, 2024 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or the “Company”) today reported third quarter 2024 consolidated net income of $0.3 million, or less than one cent per diluted share, and adjusted consolidated net income of $6.8 million, or $0.09 per diluted share. These results compare to consolidated net income of $3.2 million, or $0.04 per diluted share, and adjusted consolidated net income of $12.6 million, or $0.17 per diluted share for the third quarter of 2023. The utility, Southwest Gas Corporation (“Southwest”), reported third quarter 2024 net income of $0.6 million, compared with a net loss of $3.3 million in the third quarter of 2023; an increase of $3.8 million.
“Performance at the utility has been strong in 2024. We are on track to finish within the top half of our full-year utility net income guidance range,” said Karen Haller, President and Chief Executive Officer at Southwest Gas Holdings. “Our performance is a direct result of successfully delivering on our regulatory priorities and executing on our disciplined business management efforts to optimize utility performance,” added Haller.
“In Nevada, we continue to see the positive impact associated with the recovery of our investments to enhance safety and reliability and better meet the needs of our growing customer base. In addition, during the quarter, we filed our rate case in California, which reflects the significant investments we have made on behalf of our customers, and we are continuing to work to advance our Arizona general rate case,” continued Haller.
“Our balance sheet remains strong, especially following full recovery of previously deferred purchased gas costs from the winter of 2022-2023. We continue to expect limited equity needs through the end of 2025. Looking ahead, we see attractive opportunities for profitable growth by safely delivering reliable, affordable, and sustainable energy solutions as a premier, fully regulated natural gas utility,” concluded Haller.
Recent Southwest Gas Holdings Operational and Financial Highlights
•Southwest Gas no longer expects to issue equity in 2024, and continues to expect limited capital markets needs through the end of 2025; the Company finished the third quarter of 2024 with more than $450 million of cash on a consolidated basis;
•Extended the $550 million term loan credit agreement in the third quarter of 2024, which now matures on July 31, 2025 with a 17.5 basis point reduction in applicable spread;

•Lower overall expense levels compared to 2023; and
•Non-GAAP adjustments to third quarter of 2024 earnings primarily related to the amortization of intangible assets at Centuri.
SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share items)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$572	$(3,251)	$163,991	$150,565
Contribution to net income (loss) - utility infrastructure services	9,956	17,956	(21,220)	24,902
Contribution to net loss - pipeline and storage	—	—	—	(16,288)
Contribution to net loss - corporate and administrative	(10,239)	(11,474)	(36,412)	(81,159)
Net income	$289	$3,231	$106,359	$78,020
Non-GAAP adjustments - consolidated(1)	6,540	9,332	21,464	94,309
Adjusted net income(1)	$6,829	$12,563	$127,823	$172,329
Diluted earnings per share	$—	$0.04	$1.48	$1.10
Diluted adjusted earnings per share	$0.09	$0.17	$1.78	$2.44
Weighted average diluted shares	72,086	71,851	71,994	70,676
(1) Beginning with first quarter 2024, we adapted our calculation of adjusted net income by adding an adjustment for the amortization of certain intangible assets at our utility infrastructure services segment. Such adjustments are common in the infrastructure services industry. For comparative purposes, we have also recast adjusted net income for the three and nine months ended September 30, 2023 to align with this approach. See "Non-GAAP Measures" below for more information and reconciliations of our non-GAAP financial measures.
Business Segment Highlights
Highlights for Southwest / Natural Gas Distribution Segment Include:
•Following earlier refreshed Nevada rates in effect in April 2024, Great Basin rates were in effect September 2024 (subject to refund), filed California rate case in September 2024, and advanced Arizona rate case;
•Achieved twelve-month utility gross margin of $0.7 billion and record utility operating margin of $1.3 billion;
•Approximately 41,000, or 1.9%, new meter sets added to customer count during the last 12 months;
•Fully collected from our customers the previously deferred purchased gas costs from the winter of 2022-2023;
•$644 million capital investment year-to-date to support demand for natural gas and for safety and reliability of the distribution infrastructure for the benefit of our customers; and,
•Extended the $400 million revolving credit facility in the third quarter of 2024, now expiring in August of 2029.

Highlights for Centuri / Utility Infrastructure Services Segment Include:
•Secured customer awards reflecting total multi-year estimated revenue potential of approximately $350 million from a combination of new and extending Master Service Agreements (“MSA”) as well as strategic bid work; exited the third quarter of 2024 with a backlog totaling $4.3 billion, of which 87% is related to MSA revenue;
•Third quarter 2024 revenue of $720.1 million; and
•Continued strong focus on using scale to drive down supply chain costs and improve fleet asset utilization; renegotiated a total of 14 supply chain contracts, comprising 21% of the spend among top 100 vendors contracted, as of the end of October 2024.
Southwest / Natural Gas Distribution - Third Quarter 2024
The natural gas distribution segment recorded GAAP net income of $0.6 million in the third quarter of 2024, compared to a net loss of $3.3 million in the third quarter of 2023. This was primarily driven by an increase in operating margin and other income, partially offset by higher operations and maintenance expense, depreciation and amortization, and interest expense.
Key drivers of third quarter 2024 performance as compared to third quarter 2023 include:
•Increased operating margin contributed $22.9 million. Combined rate relief in Nevada and California added approximately $16 million of incremental margin, and an additional $2 million was attributable to customer growth, as approximately 41,000 first-time meter sets were added during the last twelve months. The combined impacts of increases in recovery/return associated with regulatory account balances ($1 million), and the variable interest expense adjustment mechanism in Nevada ($2 million) (for which amortization is recognized in interest expense), also resulted in incremental margin between comparable periods. The remaining variance primarily relates to changes in other miscellaneous revenue and revenue from customers outside of the decoupling mechanisms;
•Operations and maintenance expense increased $7.5 million between quarters. General cost increases (net of amounts capitalized in Gas plant, where relevant, to support construction efforts) were experienced in a variety of areas, including $3.2 million (combined) of incremental labor-related and benefit costs, including incentive compensation costs, $1.6 million (combined) of incremental leak survey and line locating costs, $1.1 million of higher insurance costs, and $1.2 million of increased reserves for customer accounts deemed uncollectible. These increases, and others, were partially offset by a reduction in certain external contractor and professional services expenses;
•Depreciation and amortization expense increased $4.9 million, largely related to an increase in depreciation on gas plant, reflective of an 8% increase in average gas plant in service since the corresponding third quarter of 2023 for the benefit of our customers. Additionally, a $1 million increase in regulatory account amortization associated with the recovery of regulatory program balances, which is offset in operating margin, further contributed to the increase;

•Other income improved $2.1 million, driven primarily by a $4.7 million increase in values associated with company-owned life insurance and a $1.9 million increase in the equity portion of the allowance for funds used during construction between periods. Partially offsetting these increases was a $4.5 million decline in interest income related to carrying charges associated with regulatory account balances, notably, deferred purchased gas cost balances, which on a combined basis decreased from an asset balance of $687 million as of September 30, 2023 to a net liability balance of $180 million as of September 30, 2024. Additionally, a $1 million increase in the non-service-related components of employee pension and other postretirement benefit costs between periods offset the increases; and
•Interest expense increased $6.5 million compared to the third quarter of 2023, which included the regulatory treatment related to Southwest’s industrial development revenue bonds (the variable interest expense mechanism noted above), which incorporates the impacts of deferrals and return/recoveries included in revenue/operating margin that are amortized through interest expense. Additionally, interest incurred on the over-collected balance of the PGA, and a lower level of debt-related allowance for funds used during construction (“AFUDC”) further contributed to the increase.
Southwest / Natural Gas Distribution - Year-To-Date 2024
The natural gas distribution segment recorded GAAP net income of $164 million for the nine months ended September 30, 2024, compared to net income of $150.6 million for the nine months ended September 30, 2023. This was primarily driven by an increase in operating margin, partially offset by higher operations and maintenance expense, depreciation and amortization, and interest expense, and lower other income.
Key drivers of year-to-date 2024 performance as compared to the corresponding period in 2023 include:
•Operating margin increased $43 million. Approximately $9 million of incremental margin was attributable to customer growth, including approximately 41,000 first-time meter sets during the last twelve months. Combined rate relief added approximately $44 million of incremental margin. Favorable impacts in connection with certain rate components of infrastructure trackers and the Nevada variable interest expense adjustment mechanism ($6.4 million, combined) were also realized. Offsetting these increases was a decrease in recoveries associated with other regulatory programs, totaling $8.6 million, for which an associated comparable decrease is also reflected in amortization expense between periods (discussed below). Furthermore, an $8 million out-of-period favorable gas cost adjustment in the prior-year period did not recur in 2024. Customary gas used in operations (the effects of which are offset in operations and maintenance expense) also reduced operating margin ($3.8 million) in the current period. Changes in miscellaneous revenue and customers outside of the decoupling mechanisms comprise the remaining variance;
•Operations and maintenance expense increased $12 million, or 3.2%, between periods. General cost increases (net of amounts capitalized in Gas plant, where relevant, to support construction efforts) were experienced in a variety of areas, including $7.6 million of (combined) incremental employee labor-related and benefit costs, including incentive compensation costs, $5.3 million (combined) of incremental leak survey and line locating costs, and $2 million in higher insurance costs. These increases, along with others, were partially offset by impacts from the cost of fuel used in operations (as noted above) and a reduction in other contractor and professional services;
•Depreciation and amortization increased $1.9 million between periods, due primarily to an increase in depreciation on gas plant, reflective of a $710 million, or 7%, increase in average gas plant in service since the corresponding period of 2023. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure to serve growth across our service territory. This increase was largely offset by a decrease of $8.6 million in amortization associated with the recovery of regulatory program balances, including a sizeable difference in the amount of the California Climate Credit between periods;
•Other income (which is net of other deductions) decreased $2.7 million. Interest income declined $12.6 million between periods primarily reflecting a reduction in carrying charges associated with regulatory account balances, notably, deferred purchased gas cost balances, which decreased from an asset balance of $687 million as of September 30, 2023 to a net liability balance of $180 million as of September 30, 2024. Also, non-service-related costs associated with employee pension and other postretirement benefits increased by $3 million. Offsetting these were a $5.5 million increase in the equity portion of the allowance for funds used during construction, a $3 million increase in values (including net death benefits) associated with company-owned life insurance (“COLI”) policies, and $3.8 million related to nonrecoverable software write-offs and market adjustments on other property in the prior year period that did not recur in 2024; and
•Interest expense increased $7.1 million in the first nine months of 2024, as compared to the prior-year period, including the impacts of regulatory treatment associated with Southwest’s industrial development revenue bonds, a decrease in the debt portion of AFUDC, offset by a decrease in interest related to the payoff in April 2023 of a $450 million term loan.
Southwest / Natural Gas Distribution Segment Guidance and Outlook:
The Company expects 2024 utility net income to finish within the top half of the current range and re-affirms its forward-looking guidance for Southwest, as follows:

(in millions, except percentages)	Current Estimates
2024 Southwest net income guidance(1)	$233 - $243
2024 Capital expenditures in support of customer growth, system improvements, and pipe replacement programs	~$830
2024 - 2026 Southwest adjusted net income CAGR(2)	9.25% - 11.25%
2024 - 2026 Capital expenditures	$2,400
2024 - 2026 Southwest rate base CAGR(2)	6.5% - 7.5%
(1) Assumes $3 - $5 million COLI earnings.
(2) Net income and rate base compound annual growth rate: base year 2024.

Centuri / Utility Infrastructure Services - Third Quarter 2024
The utility infrastructure services segment recorded net income of $10 million and adjusted net income of $16 million in the third quarter of 2024, compared to net income of $18 million and adjusted net income of $23.4 million in the third quarter of 2023. The third quarter of 2024 was impacted by lower volume of work under MSAs and a reduction in offshore wind projects.
Key drivers of Centuri’s third quarter performance in 2024 as compared to third quarter performance in 2023 include:
•$54.8 million, or 7%, decrease in revenues, driven by a reduction in offshore wind revenues of $38 million, partially offset by an increase in emergency restoration services revenue of approximately $22.5 million. The remaining decrease primarily relates to a reduction in net volumes under existing customer MSAs;
•$41 million, or 6%, decrease in utility infrastructure services expenses, primarily related to a lower volume of work under MSAs;
•Depreciation and amortization expense decreased $3 million between periods, primarily due to the full depreciation of certain tools/equipment within Electric operations in 2023 and more efficient utilization of existing fixed assets;
•Interest expense decreased $2.2 million compared to the third quarter of 2023, reflective of a reduction in the average debt balance from proceeds from Centuri’s IPO and concurrent private placement; and
•Non-GAAP adjustments to recorded third quarter 2024 earnings included ($0.1) million of net after-tax strategic review and Centuri IPO costs, while the third quarter of 2023 included $0.4 million of such after-tax costs. Adjustments for the amortization of acquired intangible assets ($4.0 million, after tax) were lower when compared to the third quarter of 2023 ($5.0 million, after tax). Additionally, an adjustment for accounts receivable securitization fees and debt extinguishment loss ($1.9 million, after-tax) was made in the third quarter of 2024, while no such cost was incurred nor adjusted in the comparable period of 2023.
Centuri / Utility Infrastructure Services - Year-To-Date 2024
The utility infrastructure services segment recorded a net loss of $21.2 million and adjusted net loss of $3.5 million for the nine months ended September 30, 2024, compared to net income of $24.9 million and adjusted net income of $41.3 million for the nine months ended September 30, 2023.
Key drivers of Centuri’s year-to-date 2024 performance as compared to the corresponding period in 2023 include:
•$314 million, or 14%, decrease in revenues driven by a reduction in offshore wind revenues of $71.4 million, partially offset by an increase in emergency restoration services revenue of approximately $3.6 million. The remaining decrease primarily relates to a reduction in net volumes under existing customer MSAs;
•$240 million, or 12%, decrease in utility infrastructure services expenses, primarily related to lower volume of infrastructure services provided under MSAs;
•Depreciation and amortization expense decreased $9 million between periods driven by a number of small tools becoming fully depreciated and more efficient utilization of existing fixed assets in recent periods; and
•Non-GAAP adjustments to recorded year-to-date 2024 earnings included $2.4 million of net after-tax strategic review and Centuri IPO costs, while year-to-date 2023 earnings included $1.3 million of such after-tax costs. Amortization of acquired intangible assets for the year-to-date 2024 period included $13.4 million of after-tax costs and $15.1 million of after-tax costs for the comparable 2023 period. Additionally, an adjustment was recorded for accounts receivable securitization fees and debt extinguishment loss ($1.9 million, after-tax) for the year-to-date 2024 period, while no such cost was incurred nor adjusted in the comparable 2023 period.
Centuri Separation Update
Southwest Gas will update investors on its plans with respect to the balance of its 81% ownership stake held in Centuri at a future date. This may include a sale of Centuri shares, a distribution of Centuri shares to Southwest Gas shareholders, a potential exchange of Centuri shares for Southwest Gas shares, or some combination thereof. Southwest Gas remains committed to pursuing a pure play utility strategy through an exit of its remaining interest in Centuri and the Centuri IPO put the Company on a path to achieving that objective.
Conference Call and Webcast
Southwest Gas will host a conference call on Wednesday, November 6, 2024 at 11:00 a.m. ET to discuss its third quarter 2024 results. The associated press releases and presentation slides are available at swgasholdings.com.
The call will be webcast live on the Company's website at swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas website.
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. In addition, Southwest Gas Holdings, Inc. is the majority owner of Centuri Holdings, Inc., which provides comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc.

(the “Company”), Southwest Gas Corporation (the “Utility” or “Southwest”), Centuri Holdings, Inc. and Centuri Group, Inc. (“Centuri”) and their expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2024. In addition, the statements under headings pertaining to “Guidance and Outlook” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure and timing of a separation of our remaining interests in Centuri, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, Centuri’s, and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment adjusted net income (loss), (iv) natural gas distribution segment operating margin, (v) pipeline and storage segment adjusted net income, (vi) utility infrastructure services segment adjusted net income (loss), and (vii) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income for the nine-months ended September 30, 2023 includes adjustments to add back expenses related to the MountainWest Pipelines Holding Company (“MountainWest”) acquisition and integration expenses, along with losses on disposal groups held for sale, including goodwill impairment impacts and estimated selling costs, other costs associated with the sale, while for the three- and nine-months ended September 30, 2024 and 2023 includes costs incurred for the strategic review and to facilitate a separation of Centuri losses related to the early extinguishment of debt at Centuri, and securitization transaction fees and amortization of intangible assets at our infrastructure services segment. Management believes that it is appropriate to adjust for expenses related to the MountainWest acquisition and integration, for losses on held for sale businesses and for related costs, along with costs to facilitate a separation of Centuri and losses related to the early extinguishment of debt as well as securitization transaction fees at our infrastructure services segment, because they are expenses and charges that will not recur following these events. The amortization of certain acquisition intangible assets applies to our utility infrastructure services segment adjusted net income (loss) and therefore applies to adjusted net income at the Southwest Gas Holdings consolidated level as well. We believe this adjustment is a common adjustment in the infrastructure services industry and that this adjustment allows investors to more clearly compare earnings performance with Centuri peer performance; as such, beginning with the first quarter of 2024, the Company has presented this adjustment now that Centuri has completed its IPO and is a public company. For comparison, the Company has recast adjusted net income for all comparative periods in 2023, to add amortization of certain intangible assets in order to align the presentation of adjusted net income between periods, including related tax effects.

Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.
The Southwest Gas Holdings, Inc. Consolidated Earnings Digest included herein provides reconciliations for these non-GAAP measures.
We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses. Following the Centuri IPO, we are no longer reporting Utility Infrastructure Services EBITDA and Adjusted EBITDA. Centuri will report those metrics in its own earnings materials.
Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations and Treasurer	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 876-7219
justin.forsberg@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2024	2023
Consolidated Operating Revenues	$1,079,184	$1,169,492

Net Income applicable to Southwest Gas Holdings	$289	$3,231

Weighted Average Common Shares	71,880	71,626

Basic Earnings Per Share	$—	$0.05

Diluted Earnings Per Share	$—	$0.04

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$91,650	$80,852
Plus:
Operations and maintenance (excluding Admin & General) expense	81,616	74,427
Depreciation and amortization expense	74,153	69,268
Operating Margin	$247,419	$224,547

NINE MONTHS ENDED SEPTEMBER 30,	2024	2023
Consolidated Operating Revenues	$3,842,308	$4,066,441

Net Income applicable to Southwest Gas Holdings	$106,359	$78,020

Weighted Average Common Shares	71,816	70,488

Basic Earnings Per Share	$1.48	$1.11

Diluted Earnings Per Share	$1.48	$1.10

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$471,235	$443,005
Plus:
Operations and maintenance (excluding Admin & General) expense	246,071	233,302
Depreciation and amortization expense	220,663	218,763
Operating Margin	$937,969	$895,070

Reconciliation of non-GAAP financial measures of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measures of Net income (loss) and Diluted earnings (loss) per share. Note that the comparable GAAP measures of Net income (loss) are also included in Note 7 - Segment Information in the Company’s September 30, 2024 Form 10-Q. As noted above, under “Non-GAAP Measures,” beginning with the first quarter of 2024, we have added an adjustment to adjusted net income (loss) applicable to Utility Infrastructure Services, which accordingly applies to adjusted net income (loss) applicable to Southwest Gas Holdings on a consolidated basis. In order to provide a consistent comparative presentation, we have recast Adjusted net income (loss) for the three and nine months ended September 30, 2023.
Amounts in thousands, except per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income (loss) applicable to Natural Gas Distribution (GAAP)	$572	$(3,251)	$163,991	$150,565
Plus:
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	1,573	—	3,609
Income tax effect of adjustment above(1)	—	(378)	—	(867)
Adjusted net income (loss) applicable to Natural Gas Distribution	$572	$(2,056)	$163,991	$153,307

Net income (loss) applicable to Utility Infrastructure Services (GAAP)	$9,956	$17,956	$(21,220)	$24,902
Plus:
Strategic review, including Centuri separation	189	549	2,595	1,777
Income tax effect of adjustment above(1)	(46)	(137)	(177)	(444)
Accounts receivable securitization fees and debt extinguishment loss	2,525	—	2,525	—
Income tax effect of adjustment above(1)	(620)	—	(620)	—
Amortization of intangible assets(2)	5,394	6,669	17,747	20,007
Income tax effect of adjustment above(1)	(1,324)	(1,636)	(4,355)	(4,908)
Adjusted net income (loss) applicable to Utility Infrastructure Services	$16,074	$23,401	$(3,505)	$41,334

Net loss applicable to Pipeline and Storage (GAAP)(3)	$—	$—	$—	$(16,288)
Plus:
Goodwill impairment and loss on sale	—	—	—	21,215
Income tax effect of adjustment above(1)	—	—	—	6,196
Nonrecurring stand-up costs associated with integrating MountainWest	—	—	—	2,565
Income tax effect of adjustment above(1)	—	—	—	(616)
Adjusted net income applicable to Pipeline and Storage	$—	$—	$—	$13,072

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss - Corporate and administrative (GAAP)	$(10,239)	$(11,474)	$(36,412)	$(81,159)
Plus:
Goodwill impairment and loss on sale and sale-related expenses(4)	—	183	—	52,053
Income tax effect of adjustment above(1)	—	(44)	—	(12,493)
MountainWest stand-up, integration, and transaction-related costs	—	—	—	291
Income tax effect of adjustment above(1)	—	—	—	(70)
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	278	—	637
Income tax effect of adjustment above(1)	—	(67)	—	(153)
Centuri separation cost	555	3,082	4,932	7,251
Income tax effect of adjustment above(1)	(133)	(740)	(1,183)	(1,741)
Adjusted net loss applicable to Corporate and administrative	$(9,817)	$(8,782)	$(32,663)	$(35,384)

Net income applicable to Southwest Gas Holdings (GAAP)	$289	$3,231	$106,359	$78,020
Plus:
Goodwill impairment and loss on sale and sale-related expenses(4)	—	183	—	73,268
Accounts receivable securitization fees and debt extinguishment loss	2,525	—	2,525	—
MountainWest stand-up, integration, and transaction-related costs	—	—	—	2,856
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	1,851	—	4,246
Strategic review and Centuri separation	744	3,631	7,527	9,028
Amortization of intangible assets(2)	5,394	6,669	17,747	20,007
Income tax effect of adjustments above(1)	(2,123)	(3,002)	(6,335)	(15,096)
Adjusted net income applicable to Southwest Gas Holdings	$6,829	$12,563	$127,823	$172,329

Weighted average shares - diluted	72,086	71,851	71,994	70,676

Earnings per share:
Diluted earnings per share	$—	$0.04	$1.48	$1.10
Adjusted consolidated earnings per diluted share	$0.09	$0.17	$1.78	$2.44
(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which, for most items, was calculated using a blended statutory tax rate of 25% and goodwill impairment related to MountainWest, which was calculated using an effective tax rate of ~23%. Strategic review costs for Centuri include certain costs for IPO readiness. Certain MountainWest Settlement agreement costs were non-deductible for tax purposes, in addition to a component of the impairment loss that was a permanent item without tax basis thereby lowering the 2023 tax benefit by $11.2 million.

(2) The Company has determined that the adjustment for intangible asset amortization is appropriate as such is a non-cash expense and the valuation of acquired intangibles is inherently subjective. The Company owned all of Centuri prior to the IPO and owns approximately 81% of Centuri following the IPO; as such, the Company has adjusted the add back of intangible assets in the third quarter of 2024 to reflect its relative Pre- and Post-IPO ownership interests.

(3) The information for 2023 reflects activity related to the period from January 1, 2023 to February 13, 2023 (the last full day of ownership).
(4) Amount includes approximately $2 million during the nine months ended September 30, 2023 in administrative expenses incurred related to the sale of MountainWest, which were not part of the loss on sale overall.

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Results of Consolidated Operations
Contribution to net income (loss) - natural gas distribution	$572	$(3,251)	$163,991	$150,565
Contribution to net income (loss) - utility infrastructure services	9,956	17,956	(21,220)	24,902
Contribution to net income (loss) - pipeline and storage	—	—	—	(16,288)
Corporate and administrative	(10,239)	(11,474)	(36,412)	(81,159)
Net income	$289	$3,231	$106,359	$78,020

Basic earnings per share	$—	$0.05	$1.48	$1.11
Diluted earnings per share	$—	$0.04	$1.48	$1.10

Weighted average common shares	71,880	71,626	71,816	70,488
Weighted average diluted shares	72,086	71,851	71,994	70,676

Results of Natural Gas Distribution
Regulated operations revenues	$359,131	$394,603	$1,922,157	$1,797,348
Net cost of gas sold	111,712	170,056	984,188	902,278
Operating margin	247,419	224,547	937,969	895,070
Operations and maintenance expense	129,736	122,270	390,229	378,189
Depreciation and amortization	74,153	69,268	220,663	218,763
Taxes other than income taxes	22,283	21,147	66,414	65,491
Operating income	21,247	11,862	260,663	232,627
Other income, net	16,665	14,537	48,976	51,722
Net interest deductions	42,312	35,772	118,595	111,498
Income (loss) before income taxes	(4,400)	(9,373)	191,044	172,851
Income tax expense (benefit)	(4,972)	(6,122)	27,053	22,286
Contribution to net income (loss) - natural gas distribution	$572	$(3,251)	$163,991	$150,565

	Three Months Ended September 30,		Nine Months Ended September 30, 2024
	2024	2023	2024	2023
Results of Utility Infrastructure Services
Utility infrastructure services revenues	$720,053	$774,889	$1,920,151	$2,233,961
Operating expenses:
Utility infrastructure services expenses	644,928	685,687	1,765,116	2,005,084
Depreciation and amortization	33,208	36,252	101,912	110,982
Operating income	41,917	52,950	53,123	117,895
Other income (deductions)	160	108	900	311
Net interest deductions	23,925	26,131	70,653	73,032
Income (loss) before income taxes	18,152	26,927	(16,630)	45,174
Income tax expense	5,822	8,235	514	16,416
Net income (loss)	12,330	18,692	(17,144)	28,758
Net income attributable to noncontrolling interests	2,374	736	4,076	3,856
Contribution to consolidated results attributable to Centuri	$9,956	$17,956	$(21,220)	$24,902

FINANCIAL STATISTICS
Market value to book value per share at quarter end		153%
Twelve months to date return on equity	-- total company	5.3%
	-- gas segment	8.0%
Common stock dividend yield at quarter end		3.4%
Customer to employee ratio at quarter end (gas segment)		929 to 1

GAS DISTRIBUTION SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$2,607,568	6.73%	9.30%
Southern Nevada(1)	1,780,756	7.00	9.50
Northern Nevada(1)	227,060	7.01	9.50
Southern California(2)	285,691	8.02	11.16
Northern California(2)	92,983	7.91	11.16
South Lake Tahoe(2)	56,818	7.91	11.16
Great Basin Gas Transmission Company(3)	135,460	8.30	11.80
(1) Effective April 2024.
(2) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(3) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Nine Months Ended September 30,
(In dekatherms)	2024	2023
Residential	59,302,419	69,762,210
Small commercial	24,960,189	27,004,908
Large commercial	8,196,460	8,340,182
Industrial / Other	4,226,423	4,938,037
Transportation	69,946,232	65,541,135
Total system throughput	166,631,723	175,586,472

HEATING DEGREE DAY COMPARISON
Actual	1,243	1,566
Ten-year average	1,214	1,189
Heating degree days for prior periods have been recalculated using the current period customer mix.